Exhibit 4.1

WARRANT AGREEMENT

CANO HEALTH, INC.

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

Dated February 24, 2023

THIS WARRANT AGREEMENT (this “Agreement”), dated February 24, 2023 (the “Issuance Date”), is by and between Cano Health, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (in such capacity, the “Warrant Agent”) and transfer agent of the Company (in such capacity, the “Transfer Agent”).

WHEREAS, it is proposed that, pursuant to the Credit Agreement dated as of February 24, 2023 (the “Credit Agreement”) by and among Cano Health, LLC, Primary Care (ITC) Intermediate Holdings, LLC, a Delaware limited liability company, the Lenders from time to time party thereto (and as defined therein) and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the Lenders, the Company deems it necessary and advisable to issue to the parties whose names appear in Exhibit A hereto (each, an “Investor”) warrants (“Warrants”) to purchase shares of the Company’s Class A Common Stock, par value $0.0001 per share (“Common Stock”), in such aggregate number as set forth opposite such Investor’s name on Exhibit A hereto, such Warrants bearing the legend set forth in Exhibit B hereto. Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $0.01 per share, subject to adjustment as described herein;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent and the holders of the Warrants;

WHEREAS, each Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), and has completed the Investor Certificate, the form of which is attached hereto as Exhibit C; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent (if a physical certificate is issued), as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2. Warrants.

2.1 Form of Warrant. Each Warrant shall initially be issued in book-entry form only.

2.2 Effect of Countersignature. If a physical certificate is issued, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a certificated Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3 Registration.

2.3.1 Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants in book-entry form, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

In the event that the Warrants are not eligible for, or it is no longer necessary to have the Warrants available in, book-entry form, the Company shall instruct the Warrant Agent to prepare definitive certificates in physical form evidencing such Warrants (“Definitive Warrant Certificates”) which shall be in the form annexed hereto as Exhibit D.

Physical certificates, if issued, shall be signed by, or bear the facsimile signature of, the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, General Counsel, Secretary or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if such person had not ceased to be such at the date of issuance.

2.3.2 Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby, for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

3. Terms and Exercise of Warrants.

3.1 Warrant Price. Each whole Warrant shall entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $0.01 per share, subject to the adjustments provided in Section 4 hereof. The term “Warrant Price” as used in this Agreement shall mean the price per share (including in cash or by payment of Warrants pursuant to a “cashless exercise,” to the extent permitted hereunder) described in the prior sentence at which shares of Common Stock may be purchased at the time a Warrant is exercised.

3.2 Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) (A) commencing on the Issuance Date, and (B) terminating at 5:00 p.m., New York City time on the date that is five (5) years after the Issuance Date (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement or a valid exemption therefrom being available. Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.

3.3 Exercise of Warrants.

3.3.1 Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant may be exercised by the Registered Holder thereof by delivering to the Warrant Agent (X) by e-mail and duly executed e-mail attachments (i) notice of the Warrants to be exercised (the “Book-Entry Warrants”) on the records of the Warrant Agent, in the case of a Warrant represented by a book-entry, or, in the case of a certificated Warrant, the Definitive Warrant Certificate evidencing the Warrants to be exercised, and (ii) an election to purchase (“Election to Purchase”) any Common Stock pursuant to the exercise of a Warrant, properly completed and executed by the Registered Holder and properly delivered to the Warrant Agent, and (Y) the payment in full of the Warrant Price for each share of Common Stock as to which the Warrant is exercised, as follows:

(a) in lawful money of the United States, by wire transfer to the Warrant Agent; or

(b) as provided in Section 7.4 hereof.

3.3.1 Issuance of Common Stock on Exercise. On or before the second (2nd) business day following the date on which a Registered Holder exercises any Warrants, the Company shall cause the Transfer Agent to issue a new book-entry position for or issue a certificate evidencing the number of shares of Common Stock to which the Registered Holder shall be entitled pursuant to such exercise (the “Share Delivery Day”). Upon delivery of an exercise notice and, unless exercised on a “cashless basis,” confirmation of either (I) the initiation of a wire of the aggregate Warrant Price to the Warrant Agent or (II) the delivery of irrevocable written instructions to the applicable financial institution of the Registered Holder to promptly initiate a wire of the aggregate Warrant Price to the Warrant Agent, the Registered Holder shall be deemed for all corporate purposes to have become the holder of record of the shares of Common Stock with respect to which this Warrant has been exercised, irrespective of the date such shares of

Common are credited to the Registered Holder’s account or the date of delivery of the certificates evidencing such shares of Common Stock (as the case may be). If such Warrant shall not have been exercised in full, the Company shall as soon as practicable and in no event later than two (2) business days after any exercise and at its own expense, cause the Warrant Agent to issue and deliver to the Registered Holder (or its designee) a new book-entry position or countersigned Warrant, as applicable, for the number of shares as to which such Warrant shall not have been exercised. Subject to Section 4.6 of this Agreement, a Registered Holder of Warrants may exercise its Warrants only for a whole number of shares of Common Stock. If, by reason of any exercise of Warrants on a “cashless basis”, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in Common Stock, the Company shall round up to the nearest whole number, the number of shares of Common Stock to be issued to such holder. The Company shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including, without limitation, fees and expenses of the Company’s transfer agent) that may be payable with respect to the issuance and delivery of shares of Common Stock upon exercise of this Warrant; provided, however, that the Company shall not be required to pay any taxes or fees that may be payable in respect of any transfer involved in the issuance, transfer or assignment of Warrant Shares or the Warrants in a name other than that of the Registered Holder. The Registered Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

3.3.2 Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.3 Failure to Timely Deliver Securities. If the Warrant Agent fails to cause the Transfer Agent to transmit to the Registered Holder such number of shares of Common Stock to which the Registered Holder is entitled upon the Registered Holder’s exercise of this Warrant (as the case may be) in accordance with the provisions of Section 3.3.2 above, and if after the Share Delivery Date the Registered Holder is required by its broker to purchase (in an open market transaction, stock loan or otherwise) or the Registered Holder’s brokerage firm otherwise purchases shares of Common Stock to deliver in satisfaction of a sale by the Registered Holder of the shares of Common Stock corresponding to the number of shares of Common Stock issuable upon such exercise that the Registered Holder is entitled to receive from the Company and has not received from the Company (a “Buy-In”), then the Company shall, within two (2) business days after the Registered Holder’s request and in the Registered Holder’s discretion, either (i) pay cash to the Registered Holder in an amount equal to the Registered Holder’s total purchase price (including brokerage commissions, stock loan costs and other reasonably incurred out-of-pocket expenses, if any) for the shares of Common Stock so acquired (including, without limitation, by any other person in respect, or on behalf, of the Registered Holder) (the “Buy-In Price”), at which point the Company’s obligation to so issue and deliver such certificate (and to issue such shares of Common Stock) or credit the account balance of such Registered Holder for the number of shares of Common Stock to which the Registered Holder is entitled upon the Registered Holder’s exercise hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to so issue and deliver to the Registered Holder a certificate or certificates representing such shares of Common Stock or credit the balance account of such Registered Holder for the number of shares of Common Stock to which the Registered Holder is entitled upon the Registered Holder’s exercise hereunder (as the case may be) and pay cash to the Registered Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock multiplied by (B) the lowest closing sale price of the Common Stock on any trading day during the period commencing on the date of the applicable exercise notice and ending on the date of such issuance and payment under this clause (ii) (the “Buy-In Payment Amount”). The Registered Holder shall provide the Company written notice indicating the amounts payable to the Registered Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing shall limit the Registered Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Warrant Agent’s failure to timely deliver certificates representing shares of Common Stock (or to electronically deliver such shares of Common Stock) upon the exercise of this Warrant as required pursuant to the terms hereof. In addition to the foregoing rights, (i) if the Company fails to deliver the applicable number of Warrant Shares upon an exercise pursuant to Section 3.3.2 by the applicable Share Delivery Date, then the Registered Holder shall have the right to rescind such exercise in whole or in part and retain and/or have the Warrant Agent return, as the case may be, any portion of this Warrant that has not been exercised pursuant to such exercise notice; provided that the rescission of an exercise shall not affect the Company’s obligation to make any payments that have accrued prior to the date of such notice pursuant to this Section 3.3.3 or otherwise, and (ii) subject to Section 7.4, if a registration statement covering the issuance or resale of the shares of Common Stock that are subject to an exercise notice is not available for the issuance or resale, as applicable, of such shares of Common Stock and the Registered Holder has submitted an exercise notice prior to receiving notice of the non-availability of such registration statement and the Company has not already delivered the shares of Common Stock underlying such exercise notice electronically without any restrictive legend by crediting such aggregate number of shares of Common Stock to which the Registered Holder is entitled pursuant to such exercise to the Registered Holder’s balance account, the Registered Holder shall have the option, by delivery of notice to the Warrant Agent, to (x) rescind such Exercise Notice in whole or in part and retain or have returned, as the case may be, any portion of this Warrant that has not been exercised pursuant to such exercise notice; provided that the rescission of an exercise notice shall not affect the Company’s obligation to make any payments that have accrued prior to the date of such notice pursuant to this Section 3.3.3 or otherwise, and/or (y) switch some or all of such exercise notice from a cash exercise to a an exercise on a “cashless basis”.

3.3.4 Maximum Percentage. A Registered Holder may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.4; however, no Registered Holder shall be subject to this subsection 3.3.4 unless it makes such election. If the election is made by a Registered Holder, the Warrant Agent shall not effect the exercise of Registered Holder’s Warrant, and such Registered Holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.99% or 9.99% (or such other amount as a Registered Holder may specify) (the “Maximum Percentage”) of the Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To the extent that the Maximum Percentage contained in this subsection 3.3.4 applies, the determination of whether the Warrant is exercisable (in relation to other securities owned by such Registered Holder and its affiliates) and of which a portion of the Warrant is exercisable shall be in the sole discretion of the Registered Holder, and the submission of an exercise notice shall be deemed to be the Registered Holder’s determination of whether the Warrant is exercisable (in relation to other securities owned by such Registered Holder and its affiliates) and of which portion of the Warrant is exercisable, in each case, subject to such aggregate percentage limitation, and neither the Company nor the Warrant Agent shall have any obligation to verify or confirm the accuracy of such determination. For purposes of the Warrant, in determining the number of outstanding shares of Common Stock, a Registered Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of a Registered Holder, the Company shall, within two (2) business days, confirm orally and in writing to such holder the number of shares of Common Stock outstanding as of the most recent practicable date. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the Registered Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, a Registered Holder may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

4. Adjustments. In order to prevent dilution of the purchase rights granted under the Warrant, the number of shares of Common Stock issuable upon exercise of the Warrants shall be subject to adjustment from time to time as provided in this Section 4 (in each case, after taking into consideration any prior adjustments pursuant to this Section 4).

4.1 Sub-Divisions. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of issued and outstanding shares of Common Stock is increased by a capitalization or share dividend or distribution of Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, issues by reclassification of any shares of capital stock, or by a sub-division of Common Stock, or by any other similar event, then, on the effective date of such share capitalization, sub-division, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in the issued and outstanding Common Stock.

4.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of issued and outstanding shares of Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in issued and outstanding Common Stock.

4.3 Adjustments in Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in subsection 4.1 or subsection 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

4.4 Issuances.

4.4.1 In the event that at any time or from time to time the Company shall issue shares of Common Stock for a consideration per share that is less than the Current Market Value per share of Common Stock as of the issuance date of such shares, the number of shares of Common Stock issuable upon the exercise of this Warrant immediately after such issuance date shall be determined by multiplying the number of shares of Common Stock issuable upon exercise of this Warrant immediately prior to such issuance date by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately preceding the issuance of such shares plus the number of additional shares of Common Stock to be issued in such transaction, and the denominator of which shall be the number of shares of Common Stock outstanding immediately preceding the date for the issuance of such shares plus the total number of shares of Common Stock which the aggregate consideration expected to be received by the Company upon the issuance of such shares would purchase at the Current Market Value per share of Common Stock as of the date of such issuance; and in the event of any such adjustment, the Warrant Price shall be adjusted to a number determined by dividing the applicable Warrant Price immediately prior to such date of issuance by the aforementioned fraction; provided, however, that no adjustment to the number of shares of Common Stock issuable upon the exercise of the Warrants or to the applicable Warrant Price shall be made with respect to Exempt Issuances. “Exempt Issuances” shall include (1) the issuance of the Warrants and any shares of Common Stock upon exercise of the Warrants pursuant to this Agreement; (2) the Company’s issuance of securities upon the exercise, exchange or conversion of any securities that are exercisable or exchangeable for, or convertible into, shares of Common Stock and are outstanding as of the Issuance Date; (3) issuances of the Company’s equity interests (including shares of Common Stock), including without limitation upon exercise of options and vesting of restricted stock awards in each case to directors, advisors, employees or consultants of the Company or any of its subsidiaries, pursuant to a stock option plan, employee stock purchase plan, other employee equity incentive or benefit plan or other similar compensatory agreement or arrangement, whether existing currently or in the future, (4) issuances of Common Stock in connection with the conversion or exchange of limited liability company units of Primary Care (ITC) Intermediate Holdings, LLC (“PCIH”) into Common Stock, (5) issuances of the Company’s equity interests upon issuances of PCIH’s equity interests to maintain a 1:1 ratio for purposes of the Up-C structure and (6) securities issued pursuant to acquisitions, joint ventures or collaboration agreements approved by a majority of the disinterested directors of the Company. Adjustments shall be made, and shall only become effective, whenever shares are issued. No adjustment shall be made pursuant to this Section 4.04 which shall have the effect of decreasing the number of shares of Common Stock issuable upon exercise of this Warrant or increasing the applicable Exercise Price.

4.4.2 In the event that at any time or from time to time the Company shall issue to all holders of Common Stock (i) rights, options or warrants to acquire (provided, however, that no adjustment shall be made under subsection 4.4.1 or this subsection 4.4.2 upon the exercise of such rights, options or warrants), or (ii) securities convertible, exchangeable or exercisable into (provided, however, that no adjustment shall be made under subsection 4.4.1 or this subsection 4.4.2 upon the conversion or exchange of such securities (other than issuances specified in clauses (i) or (ii) which are made as the result of anti-dilution adjustments in such securities)), Common Stock entitling the holders thereof to subscribe for or purchase shares of Common Stock at a price per share that is less than the Current Market Value per share of Common Stock in effect immediately prior to such issuance other than in connection with the issuance of rights to all holders of Common Stock pursuant to any shareholder rights plan adopted by the Company, the number of shares of Common Stock issuable upon the exercise of this Warrant immediately after such issuance shall be determined by multiplying the number of shares of Common Stock issuable upon exercise of this Warrant immediately prior to such issuance by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such rights, options, warrants or securities plus the number of additional shares of Common Stock offered for subscription or purchase or into which such securities are convertible or exchangeable, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such rights, options, warrants or securities plus the total number of shares of Common Stock which the aggregate consideration expected to be received by the Company upon the exercise, conversion or exchange of such rights, options, warrants or securities (as determined in good faith by the Board of Directors of the Company, whose determination shall be evidenced by a board resolution filed with the Warrant Agent, a copy of which will be sent by the Warrant Agent to any Registered Holder upon request by such Registered Holder to the Warrant Agent) would purchase at the Current Market Value per share of Common Stock as of such issuance; and in the event of any such adjustment, the applicable Warrant Price shall be adjusted to a number determined by dividing the applicable Warrant Price immediately prior to such date of issuance by the aforementioned fraction. Such adjustment shall be made, and shall only become effective, whenever such rights, options, warrants or securities are issued. No adjustment shall be made pursuant to this Section 4.4 as a result of any Exempt Issuances or which shall have the effect of decreasing the number of shares of Common Stock issuable upon exercise of this Warrant or increasing the Warrant Price.

4.4.3 For purposes of this Agreement, “Current Market Value” per share of Common Stock or any other security at any date means the average of the daily closing bid prices (or the equivalent in an over-the-counter market) for each trading day during the period commencing fifteen (15) business days before such date and ending on the date one (1) day prior to such date, or if the security has been traded for fewer than fifteen (15) consecutive business days before such date, then the average of the daily closing bid prices (or such equivalent) for all of the trading days before such date for which daily closing bid prices are available.

4.5 Liquidity Event. Any Change of Control (as defined in the Credit Agreement) or any other recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets, which, in each case, is effected in such a way that all of the holders of Common Stock are entitled to receive (either directly or upon subsequent related dividend, distribution or liquidation) cash, stock, securities or assets (or a combination of the foregoing) with respect to or in exchange for Common Stock (other than a transaction that triggers an adjustment pursuant to Sections 4.1, 4.2 or 4.4) is referred to herein (together with any such Change of Control) as a “Liquidity Event.” In connection with any Liquidity Event, each Registered Holder shall have the right to acquire and receive, upon exercise of such Warrants, such cash, stock, securities or other assets or property as would have been issued or payable in such Liquidity Event (if such Holder had exercised such Warrant immediately prior to such Liquidity Event) with respect to or in exchange, as applicable, for the number of shares of Common Stock that would have been issued upon exercise of such Warrants, if such Warrants had been exercised immediately prior to the occurrence of such Liquidity Event, less the Exercise Price. The Company shall not effect any Liquidity Event unless simultaneously with the consummation thereof, the surviving or resulting entity (if other than the Company), or the acquiror, in the case of a sale of all or substantially all of the Company’s assets, resulting from such Liquidity Event shall assume in all material respects the obligation to deliver to the Registered Holder such cash, stock, securities or other assets or property which, in accordance with the foregoing provision, the Registered Holder shall be entitled to receive upon exercise of the Warrants.

4.6 Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3, 4.4 or 4.5, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.7 No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up to the nearest whole number the number of shares of Common Stock to be issued to such holder.

4.8 Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.9 Rights Upon Distributions of Assets. In addition to any adjustments pursuant to this Section 4, if, on or after the Issuance Date and on or prior to the Expiration Date, the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin-off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Registered Holder shall be entitled to participate in such Distribution to the same extent that the Registered Holder would have participated therein if the Registered Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.

4.10 Purchase Rights. In addition to any adjustments pursuant to this Section 4, if at any time on or after the Issuance Date and on or prior to the Expiration Date the Company grants, issues or sells any stock options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of Common Stock other than the Exempt Issuances (the “Purchase Rights”), then the Registered Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Registered Holder could have acquired if the Registered Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issuance or sale of such Purchase Rights .

4.11 Listing. The Company hereby agrees to use reasonable best efforts to maintain the listing of the Common Stock on the New York Stock Exchange (“NYSE”), and the Company shall apply to list all of the shares of Common Stock issuable upon exercise of the Warrants on the NYSE as promptly as practicable. The Company further agrees, if the Company applies to have the Common Stock traded on any other national securities market, it will then use reasonable best efforts to include in such application all of the shares of Common Stock issuable upon exercise of the Warrants, and will use reasonable best efforts to take such other action as is necessary to cause all of such shares to be listed or quoted on such other national securities exchange as promptly as possible.

5. Transfer and Exchange of Warrants.

5.1 Registration of Transfer. A Registered Holder may transfer a Warrant only upon (i) written notice of such transfer to the Warrant Agent in a form reasonably satisfactory to the Company and the Warrant Agent and (ii) if held in certificated form, surrender of the Definitive Warrant Certificate. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued in book-entry or in certificated form and the old Warrant shall be cancelled by the Warrant Agent. In the case of certificated Warrants, the Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2 Procedure for Surrender of Warrants. Warrants issued in certificated form may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants in book-entry or certificated form, as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants.

5.3 Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a Definitive Warrant Certificate or book-entry position for a fraction of a warrant.

5.4 Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5 Warrant Execution and Countersignature. If the Warrant is certificated, the Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

6. Capitalization and Disclosure.

6.1 Capitalization. The Company represents and warrants that as of the date hereof, immediately prior to the issuance of the Warrants, the authorized capital stock of the Company consists of (1) 7,010,000,000 shares, of which (i) 6,000,000,000 are designated as Common Stock, of which 239,180,561 shares are issued and outstanding, 52,000,000 shares are reserved for issuance under the Cano Health, Inc. 2021 Stock Option and Incentive Plan and 4,700,000 shares are reserved for issuance under the Cano Health, Inc. 2021 Employee Stock Purchase Plan, (ii) 1,000,000,000 are designated as Class B common stock, par value $0.0001 per share, of which 267,392,730 shares are issued and outstanding, and (iii) 10,000,000 are designated as undesignated preferred stock, par value $0.0001 per share, of which 0 shares are issued and outstanding, (2) 11,040,650 stock options, (3) 10,953,051 restricted stock units and (4) 33,533,192 warrants. Other than as stated in the immediately preceding sentence, the Company does not have any outstanding securities that are exercisable or exchangeable for, or convertible into, shares of Common Stock. All of such outstanding shares are duly authorized and have been, or upon issuance will be, validly issued and are fully paid and nonassessable. No securities of the Company are entitled to preemptive or similar rights, and no person or entity has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated hereby. There are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Warrants. The Company does not have any stock appreciation rights or “phantom stock” or similar plans or agreements currently outstanding.

6.2 Disclosure. Except with respect to the material terms and conditions of the transactions contemplated by this Agreement or the Credit Agreement, which shall be disclosed by the Company upon the closing of the Credit Agreement, the Company covenants and agrees that neither it, nor any other person acting on its behalf will provide any Registered Holder or its agents or counsel with any information that constitutes, or the Company reasonably believes constitutes, material non-public information, unless prior thereto such Registered Holder shall have consented in writing to the receipt of such information and agreed in writing with the Company to keep such information confidential. Upon delivery by the Company to the Registered Holder of any notice required to be given in accordance with the terms of this Warrant, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company, the Company shall contemporaneously with any such delivery publicly disclose such material, non-public information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that any notice required to be delivered by the Company in accordance with the terms of this Warrant contains material, nonpublic information relating to the Company, the Company so shall indicate to the Registered Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Registered Holder shall be entitled to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company.

6.3 Tax Treatment. For U.S. federal (and applicable state and local) income tax purposes, the Company and the holders of the Warrants acknowledge and agree that, (i) the Warrants are issued directly by the Company to the Investors pursuant to this Agreement for an aggregate purchase price of $1.52 per Warrant for an aggregate purchase price of $44,814,313.52 (the “Aggregate Purchase Price”), (ii) following the issuance of the Warrants as described in the preceding clause (i), the Company will contribute the Aggregate Purchase Price to Primary Care (ITC) Intermediate Holdings, LLC (the “Operating Partnership” and its subsidiaries, as applicable) in exchange for a warrant issued by the Operating Partnership, (iii) with respect to the Warrants, as of the date hereof, each Investor will be treated as holding all of the underlying Common Stock that is the subject of the Warrants held by such Investor (regardless of whether such Warrants are actually exercised); and (iv) the aggregate purchase price paid by the Investors for the Warrants set forth in the preceding clause (i) will reduce the “issue price” of the obligations described in the Credit Agreement as set forth in Section 2.19 of the Credit Agreement. The Company and each of the Investors shall file their tax returns in a manner consistent with such treatment and will not take any tax position inconsistent with such treatment, except as otherwise required by a final determination described in Section 1313(a) of the Internal Revenue Code.

7. Other Provisions Relating to Rights of Holders of Warrants.

7.1 No Rights as Shareholder. Except as otherwise specifically provided herein, the Registered Holder, solely in its capacity as a holder of this Warrant, is not entitled to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter prior to the issuance to the Registered Holder of the shares of Common Stock which it is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Registered Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

7.2 Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3 Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement. The Company shall take such actions as may be reasonably necessary to assure that all such shares of Common Stock may be so issued without violating the Company’s governing documents, any agreements to which the Company is a party, any requirements of any national securities exchange upon which shares of Common Stock may be listed or any applicable laws.

7.4 Registration of Common Stock.

7.4.1 Registration of Common Stock. The Company agrees that it will use its reasonable best efforts to: (1) as soon as practicable, but in no event later than March 17, 2023, the Company shall file or cause to be filed with the Securities and Exchange Commission (the “SEC”) a prospectus supplement to the Company’s existing shelf registration statement on Form S-3 (File No. 333-266083) covering the shares of Common Stock issuable by the Company upon exercise of the Warrants (the “Underlying Warrant Shares”) and (2) as soon as practicable, but in no event later than the date that is five (5) business days following the filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “Form 10-K”) with the SEC (the “Filing Date”), the Company shall file with the SEC a registration statement on Form S-3 covering the resale of the Underlying Warrant Shares on a continuous basis by the Registered Holders (the “Resale Registration Statement”), and (3) as soon as practicable, but in no event later than April 7, 2023 (the “Amendment Date”), the Company shall file either (i) an amendment to the Form 10-K, or (ii) a definitive proxy statement on Schedule 14A such that all information necessary so that Resale Registration Statement will contain a complete “Section 10(a) prospectus” will have been filed with the SEC and either included or incorporated by reference into the Resale Registration Statement. The Company shall have the Resale Registration Statement declared effective by the SEC as promptly as practicable following the Amendment Date (the “Effectiveness Deadline”), and after obtaining such effectiveness, shall use its reasonable best efforts to keep the Registration Statement (or such other form that may be used for such registration if the Company becomes ineligible to use Form S-3) effective until the expiration of the Warrants in accordance with the provisions of this Agreement (the “Registration Period”). For the avoidance of doubt, any failure by the Company to file the Resale Registration Statement by the Filing Date or to have the Resale Registration Statement declared effective by the SEC on or before the Effectiveness Deadline shall not otherwise relieve the Company of its obligations to file or have the Resale Registration Statement declared effective as set forth above in this subsection 7.4.1. During any period when the Company shall fail to have maintained an effective Resale Registration Statement, Registered Holders shall have the right to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act or another exemption) for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “Fair Market Value” (as defined below) less the Warrant Price by (y) the Fair Market Value. Solely for purposes of this subsection 7.4.1, “Fair Market Value” shall mean the volume-weighted average price of the shares of Common Stock as reported during the fifteen (15) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of “cashless exercise” is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) at the Company’s expense stating that (i) the exercise of the Warrants on a “cashless basis” in accordance with this subsection 7.4.1 is not required to be registered under the Securities Act and (ii) the Common Stock issued upon such exercise shall be freely tradable under U. S. federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act) of the Company and, accordingly, shall not be required to bear a restrictive legend. For the avoidance of doubt, unless and until all of the Warrants have been exercised or have expired, the Company shall continue to be obligated to comply with its registration obligations under this subsection 7.4.1.

7.5 Registration Period. During the Registration Period, the Company shall (a) advise the Registered Holders as soon as practicable, but in no event later than two (2) business days: (i) when the Resale Registration Statement or any amendment thereto has been filed with the SEC and when the Resale Registration Statement or subsequent registration statement (together, a “Registration Statement”) or any post-effective amendment thereto has become effective; (ii) of any request by the SEC for amendments or supplements to a Registration Statement or the prospectus included therein or for additional information; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for such purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Underlying Warrant Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (v) of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading; (b) use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable; (c) if a Registered Holder so requests in writing, promptly furnish to each such Registered Holder, without charge, at least one copy of each Registration Statement and each post-effective amendment thereto, including financial statements and schedules, and, if explicitly requested, all exhibits in the form filed with the SEC; (d) during the Registration Period, promptly deliver to each such Registered Holder, without charge, as many copies of each prospectus included in a Registration Statement and any amendment or supplement thereto as such Registered Holder may reasonably requests in writing; and the Company consents to the use, consistent with the provisions hereof, of the prospectus or any amendment or supplement thereto by each of the Registered Holders of Underlying Warrant Shares in connection with the offering and sale of the Underlying Warrant Shares covered by a prospectus or any amendment or supplement thereto; (e) during the Registration Period, if a Registered Holder so requests in writing, deliver to each Registered Holder, without charge, (i) one copy of the following documents, other than those documents available via the SEC’s Electronic Data Gathering, Analysis, and Retrieval system (or successor thereto): (A) its annual report to its stockholders, if any (which annual report shall contain financial statements audited in accordance with generally accepted accounting principles in the United States by a firm of certified public accountants of recognized standing), (B) if not included in substance in its annual report to stockholders, its annual report on Form 10-K (or similar form), (C) its definitive proxy statement with respect to its annual meeting of stockholders, and (D) each of its quarterly reports to its stockholders, and, if not included in substance in its quarterly reports to stockholders, its quarterly report on Form 10-Q (or similar form); (f) prior to any public offering of Underlying Warrant Shares pursuant to any Registration Statement, promptly take such actions as may be necessary to register or qualify or obtain an exemption for offer and sale under the securities or blue sky laws of such United States jurisdictions as any such Registered Holder reasonably request in writing, provided that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction, or subject itself to general taxation in any such jurisdiction, and do any and all other acts or things reasonably necessary or advisable to enable the offer and sale in such jurisdictions of the Underlying Warrant Shares covered by any such Registration Statement; (g) upon the occurrence of any event contemplated by Section 7.5(a)(v) above use its reasonable best efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Underlying Warrant Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; (h) otherwise use its reasonable best efforts to comply in all material respects with all applicable rules and regulations of the SEC which could affect the sale of the Underlying Warrant Shares; (i) use its reasonable best efforts to take all other steps necessary to effect the registration of the Underlying Warrant Shares contemplated hereby; and (j) permit the Registered Holders and counsel for the Registered Holders to review any Registration Statement and all amendments and supplements thereto (other than supplements to a Registration Statement on Form S-1 solely for the purpose of incorporating other filings with the SEC into such Registration Statement and other than an amendment to a Registration Statement on Form S-1 on Form S-3 for the purpose of converting such Registration Statement into a Registration Statement on Form S-3), within three (3) business days prior to the filing thereof with the SEC, and each Registered Holder shall have an opportunity to review and comment on the Plan of Distribution, Use of Proceeds and Selling Stockholders sections (or similarly titled sections), prospectus summary and any other disclosures in which it is named at least three (3) business days prior to filing.

7.6 Indemnification.

(a) To the extent permitted by law, the Company shall indemnify, defend and hold harmless each Registered Holder and its affiliates, directors, managers, portfolio managers, investment advisors, officers, principals, partners, members, trustees, employees, agents, advisors, attorneys and representatives and any other person controlling such Registered Holder within the meaning of Section 15 of the Securities Act (each a “Company Indemnified Party”), with respect to which any registration that has been effected pursuant to this Agreement, from and against all claims, losses, damages, expenses (including reasonable and documented fees and disbursements of external counsel) and liabilities (or action, suit, proceeding, inquiry or investigation in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened (subject to Section 7.6(c) below), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement, prospectus, any amendment thereof or supplement thereto, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, or any violation by the Company of any rule or regulation promulgated under the Securities Act applicable to the Company and relating to any action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each Registered Holder and each person controlling such Registered Holder, for reasonable and documented legal and other out-of-pocket expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action as incurred; provided that the Company will not be liable in any such case to the extent that any untrue statement or omission or allegation thereof is made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Registered Holder for the express use in preparation of any Registration Statement, prospectus, amendment or supplement. A Company Indemnified Party shall not be entitled to indemnification by the Company for any claim, loss, damage, expense or liability incurred as a result of such Company Indemnified Party’s bad faith, actual fraud, gross negligence or willful misconduct.

(b) Each Registered Holder will severally, and not jointly, indemnify the Company, each of its affiliates, directors, officers, employees, agents, advisors, attorneys and representatives and each person who controls the Company within the meaning of Section 15 of the Securities Act, against all claims, losses, damages, expenses and liabilities (or action, suit, proceeding, inquiry or investigation in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened (subject to Section 7.6(c) below), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement, prospectus, or any amendment or supplement thereof, incident to any such registration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, and will reimburse the Company, such directors and officers, and each person controlling the Company for reasonable and documented legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action as incurred, in each case to the extent, but only to the extent, that such untrue statement or omission or allegation thereof is contained in written information furnished to the Company by or on behalf of the Registered Holder expressly for inclusion in any Registration Statement, prospectus, amendment or supplement. Notwithstanding the foregoing, a Registered Holder’s aggregate liability pursuant to this subsection (b) and subsection (d) shall be limited to the net proceeds (after deducting discounts and commissions) received by the Registered Holder from the sale of the Underlying Warrant Shares included in the Registration Statement giving rise to such indemnification obligations.

(c) Each party entitled to indemnification under this Section 7.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party (at its expense) to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement, unless such failure is materially prejudicial to the Indemnifying Party in defending such claim or litigation. An Indemnifying Party shall not be liable for any settlement of an action or claim effected without its written consent (which consent will not be unreasonably withheld). No Indemnifying Party, in its defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement unless such judgment or settlement (a) includes as an explicit and unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation, (b) does not include a statement as to or an admission of fault, culpability, or a failure to act by or on behalf of such Indemnified Party and (c) imposes no liability or obligation on such Indemnified Party. No Company Indemnified Party shall be liable for any damages arising from the use by unauthorized persons of any information made available to the Company Indemnified Parties by or on behalf of the Company or its representatives through electronic, telecommunications or other information transmission systems that is intercepted by such persons.

(d) If the indemnification provided for in this Section 7.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense referred to in Section 7.6(a) or Section 7.6(b) above in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the actions, statements or omissions which resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

7.7 Non-Circumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issuance or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all of the provisions of this Warrant and take all action as may be required to protect the rights of the Registered Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, and (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

8. Concerning the Warrant Agent and Other Matters.

8.1 Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Common Stock upon the exercise of the Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

8.2 Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1 Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation or other entity organized and existing under the laws of the State of New York, in good standing and having its principal office in the United States of America, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2 Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Common Stock not later than the effective date of any such appointment.

8.2.3 Merger or Consolidation of Warrant Agent. Any entity into which the Warrant Agent may be merged or with which it may be consolidated or any entity resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act; provided that the Warrant Agent provides notice of the merger or consolidation of the Warrant Agent to the Company.

8.3 Fees and Expenses of Warrant Agent.

8.3.1 Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2 Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4 Liability of Warrant Agent.

8.4.1 Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, the President, the Chief Financial Officer, Chief Operating Officer, the General Counsel, the Secretary or the Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2 Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct, fraud or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, reasonable and documented out-of-pocket costs and reasonable outside counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct, fraud or bad faith.

8.4.3 Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock shall, when issued, be valid and fully paid and nonassessable.

8.5 Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of the Warrants.

9. Miscellaneous Provisions.

9.1 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2 Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or e-mail or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Cano Health, Inc.

9725 NW 117th Avenue

Miami, FL 33178

Attention: Chief Executive Officer

Email: Marlow.Hernandez@canohealth.com

with a copy to:

Goodwin Procter LLP

620 Eighth Avenue

New York, NY 10019

Attention: Audrey S. Leigh, Esq.

Email: aleigh@goodwinlaw.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or by e-mail or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

Email: compliance@continentalstock.com

9.3 Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York. Subject to applicable law, the Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the U. S. District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 9.3. If any action, the subject matter of which is within the scope the forum provisions above, is filed in a court other than a court located within the State of New York or the U. S. District Court for the Southern District of New York (a “foreign action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the U. S. District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

9.4 Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person, corporation or other entity other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

9.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States of America, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

9.6 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8 Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder to correct any mistake or defective provision contained herein or to make any changes that are solely ministerial in nature; provided that in any such case no such amendment shall adversely affect the rights of the Registered Holders under this Agreement. All other modifications or amendments, including any modification or amendment to increase the Warrant Price or shorten the Exercise Period shall require the vote or written consent of each of the Registered Holders. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Section 3.2, without the consent of the Registered Holders.

9.9 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Exhibit A — Investors

Exhibit B — Legend

Exhibit C — Form of Investor Certificate

Exhibit D — Form of Warrant Certificate

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CANO HEALTH, INC.

By:	/s/ Brian Koppy
Name: Brian Koppy
Title: Chief Financial Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:	/s/ Henry Farrell
Name: Henry Farrell
Title: Vice President

EXHIBIT D

[FACE]

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR

IN THE WARRANT AGREEMENT DESCRIBED BELOW

Cano Health, Inc.

Incorporated Under the Laws of Delaware

Warrant Certificate

This Warrant Certificate certifies that [ ], or registered assigns, is the registered holder of [ ] warrant(s) (the “Warrants” and each, a “Warrant”) to purchase Class A common stock, $0.0001 par value (“Common Stock”), of Cano Health, Inc., a Delaware corporation (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and nonassessable shares of Common Stock as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below or by wire transfer, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate, but not defined herein, shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one fully paid and non-assessable share of Common Stock. Fractional shares shall not be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, round up to the nearest whole number the number of shares of Common Stock to be issued to the Warrant holder. The number of shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

The initial Exercise Price per one shares of Common Stock for any Warrant is equal to $0.01 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement. This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

CANO HEALTH, INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, AS WARRANT AGENT

By:
Name:
Title:

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive [    ] shares of Common Stock and are issued or to be issued pursuant to a Warrant Agreement dated as of February 23, 2023 (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate, but not defined herein, shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of Election to Purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the issuance of the shares of Common Stock to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the shares of Common Stock is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of shares of Common Stock issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, round up to the nearest whole number of shares of Common Stock to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Except as otherwise specifically provided in the Warrants, neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive [    ] shares of Common Stock and herewith tenders payment for such shares of Common Stock to the Warrant Agent to the order of Cano Health, Inc. (the “Company”) in the amount of $[    ] in accordance with the terms hereof. The undersigned requests that a certificate for such Common Stock be registered in the name of [    ], whose address is [    ] and that such shares of Common Stock be delivered to [    ] whose address is [    ]. If said [    ] number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of [    ], whose address is [    ] and that such Warrant Certificate be delivered to [    ], whose address is [    ].

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of share of Common Stock that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of shares of Common Stock that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive shares of Common Stock. If said number of shares is less than all of the share of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of [    ], whose address is [    ] and that such Warrant Certificate be delivered to [    ], whose address is [    ].

[Signature Page Follows]

Date: [    ], 20

(Signature)

(Address)

(Tax Identification Number)
Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).